GROUP AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of CEA Industries Inc., a Nevada corporation (the “Company”);

WHEREAS, YZi Labs Management Ltd. (“YZi Labs”), and Max S. Baucus, David J. Chapman, Teresa Marie Goody Guillén, Jiajin “Jane” He, Alex Odagiu, Matthew Roszak and Ling “Ella” Zhang (collectively, the “Nominees”), wish to form a group for the purpose of (i) working together to enhance stockholder value at the Company, including seeking representation on the Board of Directors of the Company (the “Board”), (ii) soliciting written consents to, among other things, expand the size of the Board and elect certain persons nominated for election to the Board (including those nominated by or on behalf of YZi Labs), (iii) taking all other action necessary to achieve the foregoing, and (iv) taking any other actions the Group (as defined below) determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 19th day of December 2025 by the parties hereto:

1.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.So long as this agreement is in effect, each of Nominee agrees to provide YZi Labs advance written notice prior to effecting any purchase, sale, acquisition, or disposition of any securities of the Company which such Nominee has, or would have, direct or indirect beneficial ownership so that YZi Labs has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any of the Nominees. Each Nominee agrees that such Nominee shall not undertake or effect any purchase, sale, acquisition, or disposition of any securities of the Company without the prior written consent of YZi Labs. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) and YZi Labs of any change to his or its ownership of securities of the Company by 4:30 PM Eastern Time on the date of any such change in ownership of securities of the Company.

4.Each of the undersigned agrees to form the Group for the Purposes set forth above.

5.YZi Labs shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or other communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be as directed by YZi Labs.

7.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Section 2 and Section 3, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such purchases and sales are made in compliance with the provisions of this agreement and all applicable securities laws.

8.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single agreement. Any signature to this agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall have the same effect as physical delivery of the paper document bearing the original signature

9.This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or the parties’ respective investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 5 and Section 9 which shall survive any termination of this agreement) shall terminate upon the earlier to occur of (i) the conclusion of the Group’s activities set forth in Section 4 or (ii) YZi Labs providing written notice of termination to the other parties.

11.Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

13.Each party to this agreement acknowledges that Olshan shall act as counsel for both the Group and YZi Labs relating to their investment in the Company.

14.Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

YZi Labs Management Ltd.

By:	/s/ Ling Zhang
	Name:	Ling Zhang
	Title:	Authorized Signatory

/s/ Max Baucus
Max Baucus

/s/ David James Chapman
David James Chapman

/s/ Teresa Goody Guillén
Teresa Goody Guillén

/s/ Jiajin He
Jiajin He

/s/ Alex Odagiu
Alex Odagiu

/s/ Matthew Roszak
Matthew Roszak

/s/ Ling Zhang
Ling Zhang